Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
Penson Acquires Ridge Correspondent Contracts
Becomes 2nd Largest U.S. Securities Clearing Firm by Correspondent Count
DALLAS, TX, June 28, 2010 — Penson Worldwide, Inc. (NASDAQ: PNSN) announced today that it has closed on its previously reported acquisition of substantially all of the correspondent clearing contracts of Ridge Clearing & Outsourcing Solutions, Inc. (Ridge), a subsidiary of Broadridge Financial Solutions, Inc. (NYSE: BR). The acquisition, approved Friday by the Financial Industry Regulatory Authority (FINRA), makes Penson the second largest securities clearing firm in the U.S. by correspondent count.
Penson also announced it has entered into an 11-year contract to outsource securities processing and related services to Broadridge at a cost that is substantially less than what Penson is currently spending, and both Penson and Broadridge intend to market each other’s services on a global basis.
Penson co-founders CEO Philip A. Pendergraft and President Daniel P. Son said: “The acquisition of the Ridge clearing contracts and the outsourcing and related agreements with Ridge and Broadridge are important steps in our building the world’s best independent clearing and execution services firm. We believe this transaction will broaden our correspondent base, add significantly to revenues and profitability, improve our scale, and increase our capabilities.
“We also welcome Broadridge as a significant Penson stockholder, and thank our new correspondents and their customers for transferring their business to us. As a company whose business is principally focused on clearing, Penson is dedicated to providing outstanding quality. The former Ridge correspondents and their customers will remain on the Broadridge platform, so it initially will be business as usual, although over the coming months we anticipate offering additional products and services, including access to portfolio margin, futures, and foreign exchange products, and providing enhanced execution services, which these correspondents can use to grow their businesses and reduce costs.”
Penson paid Broadridge approximately $35.2 million for the approximately 100 new correspondent contracts, which add to Penson’s existing count of 297 correspondents as of March 31, 2010. Payment took the form of Penson issuing Ridge: (1) 2.46 million shares of common stock (equal to about 9.5% of shares outstanding, as of May 31, 2010) at Friday’s closing price of $5.95 and (2) $20.6 million in the form of a 5-year seller-financed note at 6.0%, based on LIBOR plus 5.5%. Penson could pay an additional amount in 2011, based primarily on certain recently signed Ridge correspondents that are not yet generating revenue.
Based on present business trends, the acquisition is expected to be slightly accretive per share in Penson’s first year of ownership and more so in its second year. In year one, the former Ridge correspondents, representing a mix of traditional institutional and retail brokerage firms and online and discount brokers, are currently expected to produce more than $50 million in net revenues, generate approximately $13 million in EBITDA, and immediately add average customer interest earnings balances of approximately $500 million.
The technology outsourcing agreement with Broadridge and Ridge will enable Penson to reduce a number of current vendors, and is anticipated to save approximately $7-10 million a year when fully implemented. Current plans call for Penson to convert its Canadian clearing operation to the Broadridge platform in the fourth quarter of 2010, and its U.K. and U.S. clearing operations during 2011.

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With more than $2.1 billion in revenues in fiscal year 2009 and over 40 years of experience, Broadridge Financial Solutions, Inc. is a leading global provider of technology solutions to the financial services industry. Its systems and services include investor communication, and securities processing and outsourcing solutions that enable secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries.
In connection with the close, Penson and certain of its subsidiaries entered into agreements with Broadridge and Ridge to revise certain terms of the original agreement, including finalizing the list of correspondent contracts to be acquired, agreeing on certain terms of the contracts signed at closing and deferring the delivery of certain agreements pending further discussions.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Asia Limited, and Penson Financial Services Australia Pty Ltd, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian Alternative Trading Systems. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Services Australia Pty Ltd is a member of the ASX Group, which operates the Australian Stock Exchange and the Sydney Futures Exchange. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, Kansas City Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts: Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232

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